Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FOURTH QUARTER 2020 FINANCIAL RESULTS

●	Fiscal Fourth Quarter Results in Line with Company Expectations Despite Challenging Operating Environment
●	Strong Balance Sheet and Liquidity Position Supported by Consistent Free Cash Flow Generation
●	Realized $4.2 Million in Savings from Cost Actions in Fiscal Fourth Quarter
●	Acquired Renco Electronics, Inc., Highly Complementary Leading U.S. Custom Magnetics Manufacturer
●	Completed Refrigerated Solutions Group Divestiture, Simplifying Portfolio and Improving Margin Profile
●	Realigning Segment Reporting to Include Scientific and Specialty Solutions

SALEM, NH – August 24, 2020 – Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter of fiscal year 2020 ending June 30, 2020.

Summary Financial Results - Total Standex[1]
($M except EPS and Dividends)	4Q20	4Q19	Change
Net Sales	$139.4	$168.7	-17.4%
Operating Income	$10.1	$19.4	-47.9%
Net Income from Continuing Ops	$6.1	$12.4	-50.7%

EBITDA	$18.6	$27.1	-31.4%
EBITDA margin	13.3%	16.0%	-270 bps
Adjusted EBITDA	$20.6	$28.9	-28.9%
Adjusted EBITDA margin	14.8%	17.1%	-230 bps

Diluted EPS	$0.50	$0.99	-49.5%
Adjusted EPS	$0.65	$1.10	-40.9%
Dividends per share	$0.22	$0.20	10.0%

4Q Free Cash Flow	$19.5	$27.8	-29.8%
Net Debt to Adjusted EBITDA	0.8x	0.9x	-22.0%

1Fiscal fourth quarter 2019 results have been adjusted to reflect the divestiture of Refrigerated Solutions Group on April 16, 2020.

Fourth Quarter Fiscal 2020 Results

“I am very proud of the performance of our employees in this very challenging environment. They displayed great dedication, creativity and resilience to safely deliver on customer commitments. Our global teams continue to collaborate at a high level. I believe Standex will exit this environment as a stronger company,” commented David Dunbar, President and Chief Executive Officer.

“Overall, fourth quarter results were largely in line with our expectations. Since the end of April, our end markets have exhibited a gradual increase in the level of customer activity that has continued into our first quarter. Besides continued steady free cash flow generation in the quarter which further contributed to our financial strength, we remained very active in transforming the portfolio.

“Early in the quarter, we completed the divestiture of our Refrigerated Solutions Group.  This transaction is accretive to our consolidated margin profile and continued the simplification of our portfolio following the divestiture of the Cooking business in early 2019.  In July, we announced the acquisition of Renco Electronics, a leading U.S.-based custom magnetics manufacturer.  Renco is a great fit deepening our significant engineering and technical expertise as well as providing us with a highly complementary customer base and end markets.  We expect Renco to be accretive to our earnings in fiscal 2021 and additive to consolidated free cash flow.

“We also announced today the realignment of our reporting segments reflected in our fiscal fourth quarter results. Besides Engraving, Electronics and Engineering Technologies, our reporting segments will now include Scientific and Specialty Solutions. As a stand-alone segment, Scientific will allow us to communicate more effectively the highly attractive profile of this business and its long-term outlook. Specialty Solutions includes the Hydraulics, Pumps, and Merchandising businesses. All of the businesses under the Specialty Solutions segment will now be reported in line with the way they are managed under one Group President.

“From a cost savings perspective, we realized approximately $4.2 million from productivity and expense initiatives in the fiscal fourth quarter and expect $7 million in annual savings from these efforts in fiscal 2021. In addition, we enter the new fiscal year with a significant number of new productivity and efficiency initiatives that we are implementing to strengthen our market leadership and cost position and further drive profitable growth.

“Our balance sheet remains very strong with significant liquidity supported by consistent free cash flow generation. We ended the quarter with approximately $200 million in available liquidity and a net debt to adjusted EBITDA ratio of under 1x. In addition, we generated free cash flow of $19.5 million in the fourth quarter. The Company also repatriated approximately $19 million in the fourth quarter and $39 million in fiscal 2020 from foreign subsidiaries, ahead of our prior forecast of $35 million. This enabled us to fund our Renco acquisition entirely from cash on hand. We will continue to utilize our strong financial position to execute on our active pipeline of organic and inorganic opportunities.

“In closing, I want to thank our employees, customers and suppliers for their continued support. We made substantial progress further repositioning Standex around larger and more profitable platforms with compelling customer value propositions. We are confident in our ability to further execute and progress on our strategic priorities as we enter fiscal 2021," concluded Dunbar.

Outlook

In fiscal first quarter 2021, Standex expects consolidated company revenue to be flat to slightly above fiscal fourth quarter 2020 and total segment operating margin to increase sequentially. The Electronics and Engraving segments are expected to have meaningful sequential revenue increases due to an increased level of customer activity and associated volume as well as a contribution from the recently closed Renco acquisition at the Electronics segment. In fiscal first quarter 2021, the Company also expects meaningful sequential revenue increase at the Scientific segment. This reflects an increase in customer order flow following a pause in fiscal fourth quarter 2020, as the end market shifted toward consumable protective equipment due to the COVID-19 pandemic.

Engineering Technologies is expected to have a significant sequential decline due to the ongoing impact of COVID-19 on the commercial aviation markets.

Specialty Solutions revenue is expected to be sequentially similar to fiscal fourth quarter 2020 with Merchandising demand expected to slightly improve while Hydraulics and Pumps are expected to be relatively similar to fiscal fourth quarter 2020 results.

Fourth Quarter Segment Operating Performance

Electronics (32% of sales; 31% of segment operating income)

	4Q20	4Q19	% Change
Electronics ($M)
Revenue	$44.8	$49.7	-10.0%
Operating Income	5.9	8.6	-32.3%
Operating Margin	13.1%	17.4%

Revenue decreased approximately $5.0 million or 10% year-over-year as both North American and European markets reflected weakness in end markets due to the economic impact of the COVID-19 pandemic. This decline was partially offset by a modest recovery in Asian end markets.

Operating income decreased approximately $2.8 million or 32.3% year-over-year. The decline was due to several factors including lower volume, higher raw material costs as well as partial plant facility shutdowns in India and Mexico which have since re-opened. These items were partially offset by cost savings and productivity initiatives.

The Company expects a meaningful sequential increase in revenue due to positive trends in its existing magnetics product line as well as a contribution from the recently closed Renco acquisition in fiscal first quarter 2021. Standex anticipates meaningful sequential improvement in operating margin reflecting continued cost and productivity initiatives combined with limited incremental impact from sequentially flat reed switch raw material costs.

Engraving (23% of sales; 14% of segment operating income)

	4Q20	4Q19	% Change
Engraving ($M)
Revenue	$31.6	$38.1	-17.0%
(*) Operating Income	2.6	5.3	-51.5%
Operating Margin	8.1%	13.9%

(*) FY19 results excludes $0.2M purchase accounting expense

Revenue decreased approximately $6.5 million or 17% year-over-year primarily due to delays in the receipt of tools from customers.  The Company is seeing this work shift into the first fiscal quarter of 2021 as automotive OEMs continue to hold to their new program rollout schedules. Operating income declined $2.7 million or 51.5% year-over-year reflecting volume declines associated with the economic impact of COVID-19 mitigated partially by productivity and expense savings in the quarter.

The Company expects meaningful sequential increase in revenue and operating margin in fiscal first quarter 2021. The revenue increase reflects both customer orders that have shifted from Q4 FY20 to Q1 FY21 as well as an overall increase in the level of customer activity. The expected margin increase is associated with higher volumes sequentially combined with cost efficiency and productivity initiatives in North American and European operations.

Scientific (9% of sales; 15% of segment operating income)

	4Q20	4Q19	% Change
Scientific ($M)
Revenue	$12.7	$15.3	-17.0%
Operating Income	2.8	3.7	-24.8%
Operating Margin	21.9%	24.1%

Revenue decreased approximately $2.6 million or 17% year-over-year with operating income declining $0.9 million or 24.8% year-over-year. As expected, Scientific was impacted by a market shift toward consumable protective equipment due to the COVID-19 pandemic and less near-term emphasis on capital equipment expenditures by its customer base.

In fiscal first quarter 2021, the Company expects to see a meaningful revenue increase from fiscal fourth quarter 2020 and sequential improvement in operating margin as historical customer ordering patterns return.

Engineering Technologies (19% of sales; 21% of segment operating income)

	4Q20	4Q19	% Change
Engineering Technologies ($M)
Revenue	$26.2	$33.5	-21.7%
Operating Income	4.1	4.5	-8.5%
Operating Margin	15.8%	13.6%

Engineering Technologies revenue decreased $7.3 million or 21.7% year-over-year reflecting lower aviation-related sales offset partially by increased sales in the space end market. Operating income decreased $0.4 million or 8.5% year-over-year due to lower volume mitigated partially by cost actions, manufacturing efficiencies and favorable mix.

In fiscal first quarter 2021, the Company expects to see significant sequential decline in revenue and in operating margin due to the economic impact of COVID-19 on the commercial aviation market, especially engine parts manufacturing, although the segment’s defense end markets are expected to remain stable. The Company will continue to focus on aligning its cost structure with the current demand environment.

Specialty Solutions (17% of sales; 19% of segment operating income)

	4Q20	4Q19	% Change
Specialty Solutions ($M)
Revenue	$24.2	$32.2	-25.0%
Operating Income	3.7	6.0	-38.8%
Operating Margin	15.2%	18.7%

Specialty Solutions revenue decreased approximately $8.0 million or 25.0% year-over-year. As expected, the decrease was primarily associated with the economic impact of COVID-19 on several end markets including the food service equipment and hospitality industries at the Pumps and Merchandising businesses, and dump market at Hydraulics. Operating income decreased approximately $2.3 million or 38.8% year-over-year reflecting lower volume partially mitigated by cost actions including headcount reductions and temporary plant shutdowns.

The Company expects fiscal first quarter 2021 revenue and operating income to be similar to fiscal fourth quarter 2020.

Capital Allocation

●

Share Repurchase: During the fiscal fourth quarter, the Company repurchased approximately 30,000 shares for $1.4 million.  There is approximately $43.2 million remaining under the Board's current repurchase authorization.

●

Capital Expenditures: In fiscal fourth quarter of 2020, Standex’s cash capital expenditures were $5.7 million compared to $15.6 million in the fourth quarter of 2019. Investments were focused on maintenance, safety and the Company’s highest priority growth initiatives.

The Company expects fiscal capital expenditures to be between approximately $28 million to $30 million compared to $19 million in fiscal 2020 as capital spending returns to more normalized levels with continued emphasis on safety, maintenance, and growth investments.

●

Dividends: On July 23, the Company declared a quarterly cash dividend of $0.22 per share, a 10% year-over-year increase. The dividend is payable on August 25, 2020 to shareholders of record August 6, 2020.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $80.3 million at June 30, 2020 compared to $102.8 million at the end of the third fiscal quarter of 2020 and $104.5 million at the end of fiscal 2019. Net debt for the fourth quarter of 2020 consisted primarily of long-term debt of $199.1 million and cash and equivalents of $118.8 million of which $77.6 million was held by foreign subsidiaries.

Standex repatriated approximately $19 million in fiscal fourth quarter 2020 and a total of $39 million in fiscal 2020, above the prior Company expectation of $35 million. The Company’s net debt to Adjusted EBITDA leverage ratio was approximately 0.8x at the end of the fiscal year 2020.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended June 30, 2020 was $25.2 million compared to net cash provided by continuing operating activities of $43.4 million in the prior year. The Company generated free cash flow after capital expenditures of $19.5 million compared to free cash flow of $27.8 million in the fiscal fourth quarter 2019. The year-over-year decrease primarily reflected lower net income.

Conference Call Details

Standex will host a conference call for investors tomorrow, August 25, 2020 at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations”, located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through August 25, 2021. To listen to the teleconference playback, please dial (877) 344-7529 in the U.S. or (412) 317-0088 internationally; the passcode is 10147099.  The audio playback via phone will be available through September 1, 2020. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "should," "could," "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company's business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; and our ability to increase manufacturing production to meet demand; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands, except per share data)	2020	2019	2020	2019

Net sales	$139,386	$168,743	$604,535	$639,931
Cost of sales	92,468	108,534	389,080	405,264
Gross profit	46,918	60,209	215,455	234,667

Selling, general and administrative expenses	34,802	39,100	148,499	150,327
Restructuring costs	1,877	462	4,669	1,289
Acquisition related costs	110	723	1,759	3,075
Property insurance deductible	-	500	-	500

Income from operations	10,129	19,424	60,528	79,476

Interest expense	1,655	2,159	7,475	10,760
Other non-operating (income) / expense	(456)	51	(1,021)	1,742
Total	1,199	2,210	6,454	12,502

Income from continuing operations before income taxes	8,930	17,214	54,074	66,974
Provision for income taxes	2,832	4,854	13,060	18,688
Net income from continuing operations	6,098	12,360	41,014	48,286

Income (loss) from discontinued operations, net of tax	(4,263)	30	(20,826)	19,628

Net income (loss)	$1,835	$12,390	$20,188	$67,914

Basic earnings per share:
Income (loss) from continuing operations	$0.50	$0.99	$3.33	$3.84
Income (loss) from discontinued operations	(0.35)	-	(1.69)	1.56
Total	$0.15	$0.99	$1.64	$5.40

Diluted earnings per share:
Income (loss) from continuing operations	$0.50	$0.99	$3.31	$3.83
Income (loss) from discontinued operations	(0.35)	-	(1.68)	1.55
Total	$0.15	$0.99	$1.63	$5.38

Average Shares Outstanding
Basic	12,249	12,432	12,324	12,574
Diluted	12,281	12,483	12,387	12,633

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	June 30,
(In thousands)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$118,809	$93,145
Accounts receivable, net	98,157	103,374
Inventories	85,031	76,302
Prepaid expenses and other current assets	18,870	21,820
Income taxes receivable	8,194	1,622
Current assets- Discontinued Operations	2,936	37,610
Total current assets	331,997	333,873

Property, plant, equipment, net	132,533	134,239
Intangible assets, net	106,412	118,660
Goodwill	271,221	273,843
Deferred tax asset	17,322	14,140
Operating lease right-of-use asset	44,788	-
Other non-current assets	26,605	25,105
Long-term Assets- Discontinued Operations	-	22,029
Total non-current assets	598,881	588,016

Total assets	$930,878	$921,889

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$54,910	$54,201
Accrued liabilities	59,929	50,176
Income taxes payable	7,428	5,735
Current Liabilities- Discontinued Operations	610	31,503
Total current liabilities	122,877	141,615

Long-term debt	199,150	197,610
Operating lease long-term liabilities	36,293	-
Accrued pension and other non-current liabilities	110,926	116,128
Non-current liabilities- Discontinued Operations	-	2,223
Total non-current liabilities	346,369	315,961

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	72,752	65,515
Retained earnings	827,656	818,282
Accumulated other comprehensive loss	(147,659)	(137,278)
Treasury shares	(333,093)	(324,182)
Total stockholders' equity	461,632	464,313

Total liabilities and stockholders' equity	$930,878	$921,889

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Year Ended
	June 30,
(In thousands)	2020	2019

Cash Flows from Operating Activities
Net income	$20,188	$67,914
Income (loss) from discontinued operations	(20,826)	19,628
Income from continuing operations	41,014	48,286

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,294	29,288
Stock-based compensation	7,026	4,350
Non-cash portion of restructuring charge	386	(329)
Life insurance benefit	(1,302)	-
Contributions to defined benefit plans	(4,040)	(1,359)
Net changes in operating assets and liabilities	(20,701)	(7,307)
Net cash provided by operating activities - continuing operations	54,677	72,929
Net cash provided by (used in) operating activities - discontinued operations	(7,435)	417
Net cash provided by (used in) operating activities	47,242	73,346
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(21,521)	(32,507)
Expenditures for acquisitions, net of cash acquired	(622)	(127,924)
Other investing activities	1,523	2,787
Net cash (used in) investing activities from continuing operations	(20,620)	(157,644)
Net cash (used in )investing activities from discontinued operations	20,003	107,973
Net cash (used in) investing activities	(617)	(49,671)
Cash Flows from Financing Activities
Proceeds from borrowings	106,500	241,950
Payments of debt	(105,300)	(237,150)
Contingent consideration payment	(872)	(910)
Activity under share-based payment plans	1,738	1,129
Purchase of treasury stock	(10,437)	(33,394)
Cash dividends paid	(10,606)	(9,826)
Net cash provided by (used in) financing activities	(18,977)	(38,201)

Effect of exchange rate changes on cash	(1,984)	(1,931)

Net changes in cash and cash equivalents	25,664	(16,457)
Cash and cash equivalents at beginning of year	93,145	109,602
Cash and cash equivalents at end of period	$118,809	$93,145

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands)	2020	2019	2020	2019
Net Sales
Electronics	$44,773	$49,726	$185,294	$204,073
Engraving	31,618	38,091	143,736	149,693
Scientific	12,689	15,292	57,523	57,621
Engineering Technologies	26,178	33,452	104,047	105,270
Specialty Solutions	24,128	32,182	113,935	123,274
Total	$139,386	$168,743	$604,535	$639,931

Income from operations
Electronics	$5,856	$8,645	$29,749	$41,227
Engraving	2,569	5,113	20,493	23,996
Scientific	2,775	3,689	13,740	13,676
Engineering Technologies	4,149	4,534	14,027	11,169
Specialty Solutions	3,678	6,011	18,546	19,000
Restructuring	(1,877)	(462)	(4,669)	(1,289)
Acquisition Related Costs	(110)	(723)	(1,759)	(3,075)
Property Insurance Deductible	-	(500)	-	(500)
Corporate	(6,911)	(6,883)	(29,599)	(24,728)
Total	$10,129	$19,424	$60,528	$79,476

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
(In thousands, except percentages)	2020	2019	% Change	2020	2019	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$139,386	$168,743	-17.4%	$604,535	$639,931	-5.5%
Income from operations, as reported	$10,129	$19,424	-47.9%	$60,528	$79,476	-23.8%
Income from operations margin	7.3%	11.5%		10.0%	12.4%
Adjustments:
Restructuring charges	1,877	462		4,669	1,289
Acquisition-related costs	110	723		1,759	3,075
Property insurance deductible	-	500		-	500
Purchase accounting expenses	-	180		-	691
Adjusted income from operations	$12,116	$21,289	-43.1%	$66,956	$85,031	-21.3%
Adjusted income from operations margin	8.7%	12.6%		11.1%	13.3%
Interest and other income (expense), net	(1,199)	(2,210)		(6,454)	(12,502)
Life insurance benefit	-	-		(1,302)	-
Provision for income taxes	(2,832)	(4,854)		(13,060)	(18,688)
Discrete and other tax items	253	-		(1,164)	(779)
Tax impact of above adjustments	(338)	(459)		(1,716)	(1,366)
Net income from continuing operations, as adjusted	$8,000	$13,766	-41.9%	$43,260	$51,696	-16.3%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$6,098	$12,360	-50.7%	$41,014	$48,286
Net income from continuing operations margin	4.4%	7.3%		6.8%	7.5%
Add back:
Provision for income taxes	2,832	4,854		13,060	18,688
Interest expense	1,655	2,159		7,475	10,760
Depreciation and amortization	7,992	7,689		32,294	29,288
EBITDA	$18,577	$27,062	-31.4%	$93,843	$107,022	-12.3%
EBITDA Margin	13.3%	16.0%		15.5%	16.7%
Adjustments:
Restructuring charges	1,877	462		4,669	1,289
Acquisition-related costs	110	723		1,759	3,075
Life insurance benefit	-	-		(1,302)	-
Property insurance deductible	-	500			500
Purchase accounting expenses	-	180		-	691
Adjusted EBITDA	$20,564	$28,927	-28.9%	$98,969	$112,577	-12.1%
Adjusted EBITDA Margin	14.8%	17.1%		16.4%	17.6%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$25,188	$43,352		$54,677	$72,929
Less: Capital expenditures	(5,715)	(15,593)		(21,521)	(32,507)
Free operating cash flow	$19,473	$27,759		$33,156	$40,422

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
Adjusted earnings per share from continuing operations	2020	2019	% Change	2020	2019	% Change

Diluted earnings per share from continuing operations, as reported	$0.50	$0.99	-49.5%	$3.31	$3.83	-13.6%

Adjustments:
Restructuring charges	0.12	0.03		0.28	0.08
Acquisition-related costs	0.01	0.04		0.10	0.18
Life insurance benefit	-	-		(0.11)	-
Discrete tax items	0.02	-		(0.09)	(0.06)
Property insurance deductible	-	0.03		-	0.03
Purchase accounting expenses	-	0.01		-	0.04
Diluted earnings per share from continuing operations, as adjusted	$0.65	$1.10	-40.9%	$3.49	$4.10	-14.8%

Standex International Corporation

Segment Restatement and Fiscal Year 2020 History

(unaudited)

Prior Reporting Segments		Current Reporting Segments

4Q20 Revenue ($ in 000's)		4Q20 Revenue ($ in 000's)
Electronics	$44,773	Electronics	$44,773
Engraving	31,618	Engraving	31,618
Engineering Technologies	26,178	Scientific Group	12,689
Hydraulics	13,108	Engineering Technologies	26,178
Food Service Equipment	23,708	Specialty Solutions	24,128

Total Revenue	$139,386	Total Revenue	$139,386

4Q20 Operating Income ($ in 000's)		4Q20 Operating Income ($ in 000's)
Electronics	$5,856	Electronics	$5,856
Engraving	2,569	Engraving	2,569
Engineering Technologies	4,149	Scientific Group	2,775
Hydraulics	2,650	Engineering Technologies	4,149
Food Service Equipment	3,803	Specialty Solutions	3,678

Total Segment Operating Income	$19,027	Total Segment Operating Income	$19,027

	1Q20A	2Q20A	3Q20A	4Q20A	FY20A
Revenue ($ in 000's)
Electronics	$46,617	$45,834	$48,069	$44,773	$185,294
Engraving	38,431	38,256	35,431	31,618	143,736
Scientific	14,750	15,414	14,670	12,689	57,523
Engineering Technologies	24,644	26,495	26,730	26,178	104,047
Specialty Solutions	31,536	27,699	30,573	24,128	113,935

Total Revenue	$155,978	$153,697	$155,474	$139,386	$604,535

Operating Income ($ in 000's)
Electronics	$8,099	$7,776	$8,017	$5,856	$29,749
Engraving	6,537	6,916	4,472	2,569	20,493
Scientific	3,705	4,056	3,204	2,775	13,740
Engineering Technologies	3,359	3,422	3,098	4,149	14,027
Specialty Solutions	5,648	4,341	4,879	3,678	18,546

Total Segment Operating Income	$27,348	$26,512	$23,669	$19,027	$96,556

Fiscal first and second quarter 2020 results have been adjusted to reflect the divestiture of Refrigerated Solutions Group on April 16, 2020.